Filed Pursuant to Rule 424(b)7
Registration No. 333-137720

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 29, 2006)

$1,150,000,000

$575,000,000 principal amount 1.375% Convertible Senior Notes due 2011

$575,000,000 principal amount 1.625% Convertible Senior Notes due 2013

Common Stock

This prospectus supplement covers resales by holders of our 1.375% convertible senior notes due 2011, or the 2011 notes, and our 1.625% convertible senior notes due 2013, or the 2013 notes, and shares of our common stock issueable on conversion of the 2011 notes and the 2013 notes.

This Prospectus Supplement must be read in conjunction with the Prospectus dated September 29, 2006.

Investing in the notes and the common stock issuable upon conversion of the notes involves risks. See “Risk factors” beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 27, 2006.

Selling securityholders

The information in the table below should be considered in addition to the information appearing in the Prospectus under the heading “Selling Securityholders” and is based on information provided to us by the selling securityholders as of October 26, 2006:

Name	2011 Notes	2013 Notes	Principal Amount of Notes Beneficially Owned and Offered (1)	Common Stock Issuable Upon Conversion of the Notes (2)	Common Stock Owned After Completion of the Offering(1)
1976 Distribution Trust FBO A.R. Lauder	5,000	—	5,000	149	—
2000 Revocable Trust FBO A.R. Lauder	5,000	—	5,000	149	—
Advent Convertible Master Fund LP	11,290,000	9,032,000	20,322,000	609,007	—
Alcon Laboratories	456,000	—	456,000	13,665	—
Allstate Insurance Company	5,700,000	—	5,700,000	170,817	—
Allstate Life Insurance Company	9,100,000	—	9,100,000	272,707	—
Argent LowLev Convertible Arbitrage Fund, LLC	—	500,000	500,000	14,983	—
Arlington County Employees Retirement System	654,000	—	654,000	19,599	—
Aviva Life Insurance Co.	—	1,700,000	1,700,000	50,945	—
Banc of America Securities LLC	2,092,000	10,000,000	12,092,000	362,371	—
BNP Parabis Arbitrage	10,000,000	2,500,000	12,500,000	374,598	—
British Virgin Islands Social Security Board	151,000	—	151,000	4,525	—
Chyrsler Corporation Master Retrement Trust	6,555,000	—	6,555,000	196,439	—
Citadel Equity Fund Ltd.	19,000,000	117,500,000	136,500,000	4,090,618	—
Citigroup Global Markets Inc.	—	2,500,000	2,500,000	74,919	—
City University of New York	130,000	—	130,000	3,895	—
Credit Industriel et Commercial	6,500,000	6,500,000	13,000,000	389,582	—
Delaware Public Employees Retirement System	2,670,000	—	2,670,000	80,014	—
Delta Air Lines Master Trust - CV	1,185,000	—	1,185,000	35,511	—
Delta Pilots Disability & Survivorship Trust - CV	795,000	—	795,000	23,824	—
FFVA Mutual Insurance Company	37,000	25,000	62,000	1,858	—
F.M. Kirby Foundaiton, Inc.	1,170,000	—	1,170,000	35,062	—
Forest Global Convertible Master Fund, L.P.	10,660,000	—	10,660,000	319,457	—
Forest Multi Strategy Master Fund SPC, on behalf of its Multi Strategy Segregated Portfolio	515,000	—	515,000	15,433	—
Georgia Municipal Employee Benefit System	574,000	590,000	1,164,000	34,882	—
Goldman, Sachs & Co.	—	9,200,000	9,200,000	275,704	—
The Grable Foundation	71,000	—	71,000	2,127	—
Grady Hospital	125,000	—	125,000	3,745	—

HFR CA Global Opportunity Master Trust	4,270,000	—	4,270,000	127,962	—
HFR Convertible Arbitrage	766,000	—	766,000	22,955	—
HFR Convertible Master Fund LP	—	613,000	613,000	18,370	—
HFR RVA Select Performance Master Trust	732,000	—	732,000	21,936	—
Independence Blue Cross	644,000	—	644,000	19,299	—
Institutional Benchmarks Master Fund Ltd.	2,118,000	—	2,118,000	63,472	—
Institutional Benchmarks Series (Master Feeder) Limited in respect of Electra Series	770,000	—	770,000	23,075	—
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust	635,000	—	635,000	19,029	—
International Truck & Engine Corporation Retiree Health Benefit Trust	380,000	—	380,000	11,387	—
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust	345,000	—	345,000	10,338	—
JP Morgan Securities Inc.	3,500,000	—	3,500,000	104,887	—
Lyxor Convertible Arbitrage Fund	444,000	355,000	799,000	23,944	—
Lyxor / Forest Fund Limited	14,426,000	—	14,426,000	432,316	—
Medical Liability Mutual Insurance Co.	—	20,500,000	20,500,000	614,341	—
Merrill Lynch, Pierce, Fenner and Smith	9,500,000	—	9,500,000	284,695	—
Microsoft Capital Group, L.P.	655,000	—	655,000	19,628	—
Morgan Stanley Convertible Securities Trust	—	1,925,000	1,925,000	57,688	—
New Orleans Firefighters	76,000	—	76,000	2,277	—
The Northwestern Mutual Life Insurance Company	5,000,000	—	5,000,000	149,839	—
Occidental Petroleum	290,000	—	290,000	8,690	—
OCM Convertible Trust	1,995,000	—	1,995,000	59,785	—
OCM Global Convertible Securities Fund	710,000	—	710,000	21,277	—
Ohio Insurance Company	—	1,075,000	1,075,000	32,215	—
Partners Group Alternative Strategies PCC Limited, Rea Delta Cell	1,100,000	—	1,100,000	32,964	—
Partners Reinsurance Company Ltd.	1,440,000	—	1,440,000	43,153	—
Police and Firemen of the City of Detroit	472,000	—	472,000	14,144	—

Princeton Medical Mutual Insurance Co.	—	3,625,000	3,625,000	108,633	—
Pro Mutual	825,000	—	825,000	24,723	—
Quattro Fund Ltd.	8,030,000	—	8,030,000	240,642	—
Quattro Multistrategy Masterfund LP	1,100,000	—	1,100,000	32,964	—
Qwest Occupational Health Trust	465,000	—	465,000	13,935	—
Qwest Pension Trust	1,545,000	—	1,545,000	46,300	—
Royal Bank of Canada	—	17,000,000	17,000,000	509,454	—
San Francisco Public Employees Retirement System	1,293,000	—	1,293,000	38,748	—
The Travelers Indemnity Company	2,645,000	—	2,645,000	79,265	—
Trustmark Insurance	303,000	—	303,000	9,080	—
UBS Securities LLC	3,400,000	19,185,000	22,585,000	676,825	—
Unum Provident Corporation	945,000	—	945,000	28,319	—
Van Kampen Harbor Fund	—	3,575,000	3,575,000	107,135	—
Vanguard Convertible Securities Fund, Inc.	11,570,000	—	11,570,000	346,728	—
Virginia Retirement System	5,195,000	—	5,195,000	155,683	—

(1)          Assumes offer and sale of all notes and shares, although selling securityholders are not obligated to sell any notes or shares of common stock.

(2)          Share amounts assume conversion of the notes, at the initial conversion rate of 29.9679 shares per $1,000 principal amount of notes.

None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated have in the past and may in the future provide financial advisory and other services to us and our affiliates. The selling securityholders purchased all of the notes in private transactions on or after June 28, 2006. All of the notes were “restricted securities” under the Securities Act prior to this registration.

Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock into which the notes are convertible may increase or decrease.